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Filed pursuant to Rule 424(b)(3) of the Rules and
Regulations under the Securities Act of 1933
Registration Statement No. 333-117547

        This prospectus supplement ("Supplement") is part of, and should be read in conjunction with, the prospectus of Blyth, Inc. dated July 21, 2004 ("Prospectus"). This Supplement is qualified in its entirety by reference to the Prospectus, except to the extent the information in this Supplement supersedes the information contained in the Prospectus.

ANNEX I
SELLING STOCKHOLDERS

        Set forth below is: (1) the name of each selling stockholder and his or her relationship to us during the past three years; (2) the number of shares of common stock that each selling stockholder beneficially owns (assuming that all stock options and Restricted Stock Units ("RSUs") vest within 60 days, although some stock options and RSUs actually vest over a period of time); (3) the number of shares of common stock offered pursuant to this prospectus by each selling stockholder (assuming that all stock options and RSUs are fully vested); and (4) the amount and percentage of the common stock outstanding to be held by such selling stockholder after the completion of the sale of common stock offered pursuant to this prospectus. Notwithstanding their inclusion in this Annex I, all of the selling stockholders expressly disclaim that they are affiliates of Blyth. The selling stockholders are listed in this Annex I, whether or not they have a present intention to sell.

Name of Beneficial Owner	Relationship to Blyth	No. of Shares Beneficially Owned	No. of Shares Offered Hereby	No. of Shares Owned After Offering	Percentage Ownership After the Offering
Roger A. Anderson(1)	Director	85,876	22,000	63,876	*
John W. Burkhart(2)	Director	534,016	16,000	518,016	1.3%
Pamela M. Goergen(3)	Director	10,476,874	22,000	10,454,874	25.5%
Neal I. Goldman(4)	Director	70,500	20,500	50,000	*
Carol J. Hochman(5)	Director	19,000	18,000	1,000	*
Wilma H. Jordan(6)	Director	15,500	12,500	3,000	*
James M. McTaggart(7)	Director	7,900	4,500	3,400	*
Howard E. Rose(8)	Director	88,587	13,000	75,587	*
Robert H. Barghaus(9)	Vice President and Chief Financial Officer	56,448	52,905	3,543	*
Bruce G. Crain(10)	Senior Vice President of the Company and President of the Wholesale Group and Global Services Group	187,416	185,075	2,341	*
Frank P. Mineo(11)	Senior Vice President of the Company and President of the Direct Selling Group	124,432	112,605	11,827	*
Robert B. Goergen, Jr.(12)	Vice President of the Company and President of the Catalog & Internet Group and Corporate DevelopmentGroup	1,687,166	19,490	1,667,676	4.1%

*
Represents less than 1%

(1)
The "Number of Shares Beneficially Owned" includes 1,500 shares held by Mr. Anderson, 62,376 shares held by Galena Partners, Ltd. (a limited partnership of which Mr. Andersen is a managing general partner), 19,000 stock options and 3,000 RSUs. Mr. Andersen disclaims beneficial ownership of the shares held by Galena Partners, Ltd.

(2)
The "Number of Shares Beneficially Owned" includes 121,440 shares held by Mr. Burkhart, 120,012 shares held of record by Breeze Hill Enterprises, Inc. Retirement Plan (of which Mr. Burkhart is a trustee), 276,564 shares held by Mr. Burkhart's spouse, 13,000 stock options and 3,000 RSUs. Mr. Burkhart disclaims beneficial ownership of the shares held by his spouse.

(3)
The "Number of Shares Beneficially Owned" includes 404,380 shares held by Mrs. Goergen, 10,050,494 shares held by Mrs. Goergen's Spouse, 19,000 stock options and 3,000 RSUs. Mrs. Goergen disclaims beneficial ownership of the shares held by her spouse, Robert B. Goergen.

(4)
The "Number of Shares Beneficially Owned" includes 50,000 shares held by Mr. Goldman, 17,500 stock options and 3,000 RSUs.

(5)
The "Number of Shares Beneficially Owned" includes 1,000 shares held by Ms. Hochmann, 15,000 stock options and 3,000 RSUs.

(6)
The "Number of Shares Beneficially Owned" includes 2,000 shared held by Ms. Jordan, 1,000 shares held by Ms. Jordan's Spouse, 10,000 stock options and 2,500 RSUs. Ms. Jordan disclaims beneficial ownership of the shares held by her spouse.

(7)
The "Number of Shares Beneficially Owned" includes 3,400 shares held by Mr. McTaggart and 4,500 RSUs.

(8)
The "Number of Shares Beneficially Owned" includes 75,587 shares held by Mr. Rose, 10,000 stock options and 3,000 RSUs.

(9)
The "Number of Shares Beneficially Owned" includes 3,035 shares held by Mr. Barghaus, 508 shares held jointly by Mr. Barghaus and his wife, 40,000 stock options and 12,905 RSUs.

(10)
The "Number of Shares Beneficially Owned" includes 1,000 shares held by Mr. Crain, 341 shares acquired by Mr. Crain through Blyth's 401(k) plan, 1,000 shares held by a trust for the benefit of Anita G. Crain (of which Mr. Crain is a trustee), 175,000 stock options and 10,075 RSUs. Mr. Crain disclaims beneficial ownership of the shares held by the trust.

(11)
The "Number of Shares Beneficially Owned" includes 591 shares held by Mr. Mineo, 10,458 shares held jointly by Mr. Mineo and his wife, 778 shares acquired by Mr. Mineo through Blyth's 401(k) plan, 93,000 stock options and 19,605 RSUs.

(12)
The "Number of Shares Beneficially Owned" includes 100,120 shares held by Mr. Goergen, 1,491,500 shares held by Ropart Investments, LLC, 69,000 shares held by Ropart Asset Management Fund, LLC, 2,000 shares held by Mr. Goergen's spouse, 5,056 shares held in trust for Mr. Goergen's children, 13,500 stock options and 5,990 RSUs. Mr. Goergen disclaims beneficial ownership of the shares held by his spouse.

The date of this Prospectus Supplement is December 1, 2005

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ANNEX I SELLING STOCKHOLDERS